Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
First BanCorp Announces Date of Its 2007 Annual Meeting of Stockholders and
Deadline for Submitting Stockholder Proposals
San Juan, Puerto Rico, July 13, 2007 — First BanCorp (NYSE: FBP) (the “Corporation”) today announced that the Board of Directors of the Corporation currently plans to hold the Corporation’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) at 2:00 p.m., local time, on Wednesday, October 31, 2007, at the principal office of the Corporation located at 1519 Ponce De Leon Ave., Stop 23, San Juan, Puerto Rico 00909. The Board of Directors has set the record date for the determination of stockholders entitled to vote at the 2007 Annual Meeting at the close of business on September 14, 2007. Proxy materials and the Corporation’s 2006 Annual Report on Form 10-K will be mailed to stockholders in advance of the 2007 Annual Meeting.
The Corporation hereby notifies its stockholders that August 13, 2007 will be the deadline for submitting stockholder proposals for inclusion in the Corporation’s proxy statement for the 2007 Annual Meeting. Any stockholder proposal to be included in the Corporation’s proxy statement must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. If a stockholder notifies the Corporation after August 13, 2007 of an intent to present a proposal at the Corporation’s 2007 Annual Meeting of Stockholders, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy material.
If a stockholder intends to nominate a person for election as a director at the 2007 Annual Meeting, the Corporation’s By-Laws require that written notice of the proposed nominee for director be provided to the Secretary of the Corporation by October 1, 2007.

Written notice of any other stockholder proposal should be addressed to: First BanCorp, PO Box 9146, San Juan, PR 00908-0146, Attention: Secretary of the Board. Such stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement for, or presentation at, the 2007 Annual Meeting.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
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